UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 17, 2008

VOLCANO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-52045	33-0928885
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

2870 Kilgore Road, Rancho Cordova, CA	95670
(Address of principal executive offices)	(Zip Code)
800-228-4728
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
2008 Sales Commission Plan
     On April 17, 2008, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Volcano Corporation (the “Company”) approved the Sales Commission Plan for Jorge J. Quinoy, the Company’s Vice President of Global Sales (the “Plan”), effective for the period commencing January 1, 2008 through December 31, 2008. The Plan targets total 2008 cash compensation (salary and bonus) of $332,500. The Plan contains a two-tiered commission rate structure. An “at plan” commission rate is applied to the achievement of reported Company revenue up to the quotas established for Mr. Quinoy. An “over plan” commission rate is applied to the achievement of reported Company revenue that exceeds the “at plan” quotas established for Mr. Quinoy. The amount of Mr. Quinoy’s sales commission will be based on total revenues generated from the sale and utilization of IVUS and FM disposable products in the U.S., Japan and Asia Pacific, Latin America and Canada (APLAC) sales regions. Under the Plan, at the end of each quarter, 50% of the earned “at plan” sales commissions for such quarter will be paid to Mr. Quinoy, and the remaining sales commissions, including any amounts earned at the “over plan” commission rate, will be paid upon approval of the Board in the first quarter of 2009. Mr. Quinoy must be employed with the Company for the entire quarter for that quarter’s earned commissions, and for the entire year to quality for the annual commission.
     A copy of the Plan is filed hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is subject to, and qualified in its entirety by, the Plan.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
10.1	2008 Sales Commission Plan for Vice President of Global Sales.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcano Corporation
Dated: April 21, 2008	By:	/s/ John T. Dahldorf
John T. Dahldorf
Chief Financial Officer

Exhibit Index

Exhibit
Number	Description
10.1	2008 Sales Commission Plan for Vice President of Global Sales.